Exhibit 4.2

                    SEPARATION AND SHARE REPURCHASE AGREEMENT

     SEPARATION AND SHARE REPURCHASE AGREEMENT (this "Agreement"), dated as of March 1, 2001, between GLOBAL NETWORK, INC., a Nevada corporation (the "Company"), and ARNOLD BEHRMAN ("Behrman").

                               W I T N E S S E T H

     WHEREAS, Behrman has served the Company as a member of the Company's Board of Directors (the "Board"); and

     WHEREAS, the Company and Behrman wish to set forth their agreement as to certain matters in connection with Behrman's resignation from the Board;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:

     1. Resignation and Termination of Employment. Effective at the close of business on the date hereof (the "Effective Date"), Behrman shall resign from his position on the Board. Concurrently with the execution of this Agreement, Behrman has delivered to the Company a signed letter of resignation to such effect.

     2. Reimbursement of Expenses for Shares. On the date hereof, in consideration of $20,000 in expenses incurred by the Company on Behrman's behalf, Behrman agrees to reimburse the Company by surrendering 200,000 shares of Common Stock, par value $0.001 per share, of the Company ("Common Stock") held by Behrman. The value of the Common Stock for purposes of this reimbursement shall be $0.10 per share.

     3. Stock Repurchase.

     (a) In addition to the shares  that the  Company is  acquiring  pursuant to
Section 2, the Company shall repurchase all remaining shares of Common Stock held by Behrman as of the date hereof except for 100,000 shares (the "Unpurchased Shares"), which Behrman shall be entitled to continue to hold in the manner provided in this Section 3. The Company shall pay a purchase price of $0.10 per share (the "Purchase Price"). The repurchase of shares shall be as follows:

     (i) On the date hereof, the Company shall (i) receive 200,000 shares of Common Stock in the manner set forth in Section 2 and (ii) purchase 150,000 shares for cash.

     (ii) Commencing April 1, 2001, and continuing each month thereafter, the Company shall, upon prior written notice to Behrman, purchase from Behrman at the Purchase Price such number of shares of Common Stock as it wishes to purchase in its sole discretion; provided that the total number of shares purchased for any particular month shall equal or exceed 150,000 shares until the remaining number of shares to be purchased hereunder is fewer than 150,000, in which case the Company shall only purchase such remaining number of shares. If the Company purchases more than 150,000 shares in a particular month, the excess shall be carried forward into subsequent months for purposes of determining whether the Company has satisfied the above minimum purchase requirement.

     (iii)The Company shall pay the amounts payable under this Section 3 by wire transfer of immediately available funds to a bank account designated in writing by Behrman or in any other manner mutually agreed by Behrman and the Company.

     (iv) Behrman shall be obligated to pay any applicable federal, state or local taxes incurred in connection with the foregoing transfers.

     (b) Behrman agrees that he will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of any legal or beneficial interest in any shares of Common Stock, any securities convertible into or exercisable or exchangeable for shares of Common Stock, or any warrants, options or other rights to purchase, subscribe for, or otherwise acquire any shares of Common Stock from the Effective Date until the earlier of (i) the date that is one year after the date upon which the Company has acquired all shares of Common Stock that it is required to purchase hereunder and (ii) the date upon which the Company consummates a Sale Event (as defined in Section 3(c)), except (x) as provided in Section 3(a) and (y) for shares of Common Stock or securities exercisable for or convertible into shares of Common Stock as to which Behrman acquires ownership, directly or beneficially, in the public trading markets after the Effective Date. Upon the consummation of a Sale Event, the restrictions contained herein shall immediately and automatically terminate without the necessity for any notice by the Company to Behrman.

     (c) For purposes of this Agreement, "Sale Event" means (i) any consolidation, merger, combination, reorganization or other similar transaction, or a series of related transactions, in which the Company is not the surviving entity or as a result of which shares of capital stock of the Company constituting in excess of 50% of the voting power of the Company are owned beneficially by persons that were not stockholders of the Company immediately prior to such transaction, or (ii) a sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions.

     4. Physical Possession of Shares. Behrman acknowledges that the Company has and shall maintain physical possession of the stock certificates representing all of the shares of Common Stock owned by Behrman. Concurrently with each of the stock purchase events specified in Sections 2 or 3 and upon payment, if any, therefor, Behrman shall deliver to the Company such duly executed stock powers or other instruments of conveyance as the Company shall reasonably request to convey title to the shares so purchased by the Company. Once the Company has purchased from Behrman all but the Unpurchased Shares, the Company shall cause to be delivered to Behrman a stock certificate representing such Unpurchased Shares.

     5. Representations, Warranties and Covenants Regarding Shares Acquired by Company. As of the date hereof, Behrman represents, warrants and covenants to the Company the following:

     (a) Behrman owns, directly, 1,665,000 shares of Common Stock, and such shares constitute all shares of capital stock of the Company owned, beneficially or directly, by Behrman.

     (b) In respect of the 1,565,000 shares of Common Stock that the Company will be acquiring pursuant to the terms of this Agreement, Behrman owns, and shall continue to own, until all such shares of Common Stock to be acquired are so acquired by the Company, all right, title and interest in and to all such shares free and clear of all liens, encumbrances, security interests, agreements or claims of any kind or nature, except as provided by this Agreement, and except for such restrictions, if any, on the disposition of such shares as may be imposed by federal or applicable state securities laws.

     (c) Behrman has and shall have full right, power and authority to sell, transfer and deliver the shares of Common Stock required to be sold by Behrman to the Company pursuant to the terms of this Agreement, and upon the assignment and transfer of such shares to the Company pursuant to this Agreement, the Company shall acquire all right, title and interest in and to such shares, free and clear of any liens, encumbrances, security interests, agreements or claims of any kind or nature, and except for such restrictions, if any, on the disposition of such shares as may be imposed by federal or applicable state securities laws.

     6. Non-Competition. In consideration of the payments and other consideration being provided to Behrman pursuant to this Agreement, Behrman agrees that, from the Effective Date until the date that is six (6) months after the Effective Date (the "Term"), Behrman shall not, anywhere in the City of New York, the State of New York or elsewhere in the United States (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Behrman), directly or indirectly, unless on behalf and at the request of the
Company:

     (a) engage, for or on behalf of any person or entity, in the business of designing, developing or assisting in the design or development of software to be used in connection with the packaging, selling or placing of on-line banner advertising on newspaper websites (the "Business");

     (b) solicit or attempt to solicit business for products or services offered by the Company from any person who is or was a client of the Company on the date hereof or at any time during the 12 months prior to the date hereof or to whom the Company made proposals for products or services during the 12 months preceding the date hereof; provided, however, that the Company agrees that Behrman may solicit business from any such person to the extent that Behrman solicits such person for products or services unrelated to the Business;

     (c) otherwise divert or attempt to divert from the Company any business related to the Business, it being acknowledged and agreed for purposes of this Agreement that packaging, selling or placing on-line banner advertising on newspaper websites does not constitute "business related to the Business";

     (d) solicit or attempt to solicit for any business endeavor any employee of the Company; or

     (e) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Behrman, would violate this Section 6.

Except as otherwise provided in this Agreement, the foregoing shall not prevent Behrman from purchasing or owning up to 5% of the voting securities of any corporation, the securities of which are publicly-traded. If the Company materially breaches its obligations under this Agreement, which breach is not cured within 15 days after receipt of notice thereof from Behrman, Behrman's obligations under this Section 6 shall be of no further force and effect.

     7. Confidentiality. At all times after the Effective Date, Behrman shall not disclose or use any information respecting the Company or its business and affairs that is treated as confidential by the Company (including, without limitation, the Company's pricing or business methodology and the existence or terms of this Agreement); provided, however, that such obligation shall not apply to any information (i) to the extent that it is or becomes part of public or industry knowledge from authorized sources other than Behrman or (ii) that Behrman is required by law to disclose (but only to the extent required to be so disclosed).

     8. Remedies and Survival. Because the Company would not have an adequate remedy at law to protect its business from any breach of the provisions of Sections 6, 7 or 9, the Company shall be entitled, in the event of such a breach or threatened breach thereof by Behrman, to injunctive relief, in addition to such other remedies and relief that would be available to the Company. In the event of such a breach, in addition to any other remedies, the Company shall be entitled to receive from Behrman payment of, or reimbursement for, their reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision. The provisions of Sections 6, 7 and 9 and of this Section 8 shall survive any termination of this Agreement.

     9. Return of Information and Equipment. On the Effective Date, Behrman shall deliver to the Company (i) any and all work product, devices, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer and supplier lists, financial statements, budgets, projections, manuals, letter, notebooks, databases or other documents or property, or reproductions of any aforementioned items relating to the Company in Behrman's possession and (ii) all of the computer equipment leased by the Company and in Behrman's possession. Behrman shall not recreate or deliver to any party other than the Company any of the foregoing items; provided, however, that such obligation shall not apply to information (i) to the extent that it is or becomes part of public or industry knowledge from authorized sources other than Behrman or (ii) that Behrman is required by law to disclose (but only to the extent required to be so disclosed).

     10. Release.

     (a) Behrman, in consideration of good and valuable consideration received and to be received from the Company hereunder, the sufficiency of which is acknowledged, releases and discharges the Company, and its officers, directors, shareholders, employees, agents, attorneys and affiliates and its and their respective heirs, personal representatives, successors and assigns (together, the "Company Releasees"), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, at law, equity or otherwise, that Behrman or his heirs, personal representatives, successors and assigns had, have or may hereafter have against the Company Releasees for, on or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof; provided, that Behrman in no way releases or discharges the Company from its obligations under this Agreement. Nothing herein shall be construed as an admission by the Company that Behrman has any claim against it. Behrman and his heirs, personal representatives, successors and assigns, further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims of cause of action.

     (b) The Company, in consideration of good and valuable consideration received and to be received from Behrman hereunder, the sufficiency of which is acknowledged, releases and discharges Behrman and his heirs, personal representatives, successors and assigns (together, the "Behrman Releasees"), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, at law, equity or otherwise, which the Company or any of its affiliates and any of their respective successors or assigns had, have or may hereafter have against the Behrman Releasees for, on or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof; provided, that the Company in no way releases or discharges Behrman from its obligations under this Agreement. Nothing herein shall be construed as an admission by Behrman that the Company has any claim against him. The Company, its affiliates and their respective successors and assigns, further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims of cause of action.

     11. Indemnity.

     (a) The Company shall, unless prohibited by Nevada Law (as defined below), indemnify Behrman in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the Company to procure a judgment in its favor (collectively, a "Proceeding") by reason of the fact that Behrman was a director of the Company, against all Expenses and Liabilities (each as defined below) actually and reasonably incurred by him in connection with such Proceeding.

     (b) For purposes of this Agreement:

     (i)  "Expenses" shall be broadly construed and, without  limitation,  means
          (A) all direct and indirect costs incurred, paid or accrued, (B) all attorneys fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (C) all other disbursements and out-of-pocket expenses, (D) amounts paid in settlement, to the extent permitted by Nevada Law, and (E) reasonable compensation for time spent by Behrman for which he is otherwise not compensated by the Company or any third party, actually and reasonably incurred in connection with either the appearance at or investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under any agreement or arrangement, Nevada Law or otherwise; provided, however, that "Expenses" shall not include any judgments or fines or excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other excise taxes or penalties.

     (ii) "Liabilities" means liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement.

     (iii)"Nevada Law" means Chapter 78 of the Nevada Revised Statutes as amended and in effect from time to time or any successor or other statutes of Nevada having similar import and effect.

     12. No Disparagement. Each of Behrman and the Company agrees not to make any statements that libel, slander or defame the other.

     13. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by the Company and Behrman. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

     14. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the Company and Behrman agree that the provisions of Section 6, including, without limitation, the scope of its territorial and time restrictions, are reasonable and necessary to protect and preserve the Company's legitimate interests. If the provisions of Section 6 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

     15. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, except that the foregoing shall not prohibit the Company from instituting and prosecuting an action before a court seeking the injunctive relief contemplated in Section 8. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by the Company, one by Behrman and the third by the arbitrators so appointed; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties. Each party irrevocably submits to the jurisdiction and venue of the arbitration described above and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues.

     16. Successors and Assigns. Behrman shall have no right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the Company. On the sale of all or substantially all of the assets of the Company to another party, or on the merger of the Company with another corporation, this Agreement shall inure to the benefit of, and be binding on, both Behrman and the party purchasing such assets or surviving such merger in the same manner and to the same extent as though such other party were the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective heirs, personal representatives, successors and assigns. The Company may assign all or any of its rights and obligations under this Agreement.

     17. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or
(c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

     If to the Company:

         Global Network, Inc.
         575 Madison Avenue, 10th Floor
         New York, New York 10022
         Attention:  James C. Mason, President
         Facsimile No.:  (212) 308-9834

     If to Behrman:

         Mr. Arnold Behrman
         301 Pleasant Valley Road
         Morganville, New Jersey 07751

     18. Construction; Counterparts. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     19. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.



     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

                                   GLOBAL NETWORK, INC.


                                   /s/ James C. Mason
                                   --------------------------------
                                   Name:
                                   Title:


                                   /s/ Arnold Behrman
                                   --------------------------------
                                   ARNOLD BEHRMAN

                                 ARNOLD BEHRMAN

                            301 Pleasant Valley Road
                          Morganville, New Jersey 07751


                                               March 1, 2001

Board of Directors
Global Network, Inc.
575 Madison Avenue, 10th Floor
New York, New York 10022

Ladies and Gentlemen:

     I hereby resign, effective immediately, from the office of director of Global Network, Inc.

                                             Very truly yours,



                                             -----------------------
                                             Arnold Behrman